FOR IMMEDIATE RELEASE

Harley-Davidson Delivers First Quarter Financial Results

MILWAUKEE (April 27, 2023) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”), (NYSE: HOG) today reported first quarter 2023 results.

“Harley-Davidson delivered a solid start to the year, with consolidated first quarter revenue up 20%, driven by HDMC, reflecting the progress we continue to make in advancing our Hardwire strategic plan,” said Jochen Zeitz, Chairman, CEO and President, Harley-Davidson. “Building on our commitment to innovate in our core categories, yesterday’s kick-off of a new era of CVO touring bikes, with the all new 2023 CVO Street Glide® and CVO Road Glide®, is a landmark for the Company and our customers.”

First Quarter 2023 Highlights and Results

•Delivered diluted EPS of $2.04, up 41 percent versus prior year
•HDMC Revenue was up 21 percent versus prior year behind wholesale shipment growth, favorable unit mix and global pricing realization
•Achieved HDMC Operating Income margin of 21.6%, an increase of 4.6 points versus prior year, as pricing, unit mix and cost productivity more than offset inflation
•HDFS operating income finished down 32 percent on higher interest expense and higher credit losses
•Repurchased $84 million of shares (2.0 million shares) on a discretionary basis
•Company reaffirms its full-year 2023 outlook

First Quarter 2023 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	1st quarter
	2023	2022	Change
Revenue	$1,789	$1,495	20%
Operating Income	$370	$289	28%
Net Income	$304	$223	37%
Diluted EPS	$2.04	$1.45	41%

Consolidated revenue was up 20 percent in the first quarter driven by HDMC revenue growth of 21 percent and HDFS revenue growth of 16 percent.

Consolidated operating income in the first quarter was up 28 percent, driven by an increase of 53 percent at HDMC, a decline of 32 percent at HDFS, and an operating loss of $25 million in the LiveWire segment. Consolidated operating income margin in the first quarter was 21 percent relative to 19 percent in the first quarter a year ago, representing a 132 basis-point improvement.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	1st quarter
	2023	2022	Change
Motorcycle Shipments (thousands)	62.2	54.7	14%
Revenue	$1,558	$1,293	21%
Motorcycles	$1,302	$1,057	23%
Parts & Accessories	$168	$165	1%
Apparel	$71	$51	39%
Licensing	$6	$6	-4%
Other	$10	$13	-19%
Gross Margin	35.8%	31.5%	4.2 pts.
Operating Income	$336	$219	53%
Operating Margin	21.6%	16.9%	4.6 pts.

First quarter global motorcycle shipments increased 14 percent in advance of key riding season. Revenue was up 21 percent driven by the increase in wholesale shipments and continued global pricing realization. Parts & Accessories revenue was up 1 percent driven by pricing, while Apparel revenue was up 39 percent behind sales of 120th anniversary merchandise and product mix.

First quarter gross margin was up 4.2 points behind pricing, shipment mix, and cost productivity more than offsetting the negative impacts from foreign currency and cost inflation. First quarter operating income margin improved by 4.6 points largely due to the factors above.

Harley-Davidson Retail Motorcycle Sales
(excludes LiveWire units)

Motorcycles (thousands)	1st quarter
	2023	2022	Change
North America	26.0	31.2	-17%
EMEA	5.9	6.3	-6%
Asia Pacific	6.9	6.7	3%
Latin America	0.6	0.8	-25%
Worldwide Total	39.4	45.0	-12%

Global retail motorcycle sales in the first quarter were down 12 percent versus prior year. North America retail performance was down 17 percent, driven by the timing of new product launches, as well as the shifting macro conditions. Growth in Asia Pacific was driven by continued strong demand across key markets, including Japan and Australia. EMEA decline of 6 percent was primarily driven by market exits, in addition to a planned unit mix shift towards the profitable core product segments, following the sunsetting of Sportster. Latin America continued to be adversely impacted by regional economic conditions.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	1st quarter
	2023	2022	Change
Revenue	$223	$192	16%
Operating Income	$58	$86	-32%

HDFS’ operating income decline of $28 million in the first quarter, or down 32 percent, was driven by higher interest expense and higher credit losses. The increase in credit losses was driven by several factors relating to the current macro environment. Total quarter ending financing receivables were $7.6 billion, which was up 11 percent versus prior year, driven primarily by an increase in wholesale receivables.

LiveWire – Results

$ in millions	1st quarter
	2023	2022	Change
Electric Motorcycle Shipments (units)	63	97	-35%
LiveWire ONE (units)	63	72	-13%
Harley-Davidson LiveWire (units)	--	25	NM
Revenue	$8	$10	-25%
Operating Loss	($25)	($16)	NM
NM – not meaningful

LiveWire revenue for the first quarter decreased by 25 percent, due to lower sales of electric motorcycles and STACYC electric balance bikes. LiveWire operating loss of $25 million in the first quarter was driven by product development costs as well as increased costs versus prior year, associated with standing up the new organization.

Harley-Davidson, Inc. Other Results – First Quarter 2023

•Generated $47 million of cash from operating activities
•Effective tax rate was 23 percent
•Paid cash dividends of $24 million
•Repurchased $84 million of shares (2.0 million shares) on a discretionary basis
•Cash and cash equivalents of $1.6 billion at the end of the quarter
•Financing raised for HDFS of $1.25 billion

2023 Financial Outlook

For the full year 2023, the Company reaffirms its initial guidance and continues to expect:
•HDMC: revenue growth of 4 to 7% and operating income margin of 14.1 to 14.6%
•HDFS: operating income decline of 20 to 25%
•LiveWire: motorcycle unit sales of 750–2,000 and operating loss of $115 to $125 million
•Harley-Davidson, Inc.: capital investments of $225 to $250 million

New Segment Reporting Structure

LiveWire Group, Inc. (“LiveWire Group”) became a separate public company trading on the New York Stock Exchange (Ticker: LVWR) on September 27, 2022. Following the close, Harley-Davidson had an equity interest in LiveWire Group of approximately 89.4% and continued to consolidate LiveWire Group results with new adjustments for non-controlling shareholder interests. Consolidated Net Income attributable to Harley-Davidson, Inc. and EPS calculations now reflect these adjustments.

Beginning with the fourth quarter of 2022, new business segment reporting now includes:
•Harley-Davidson Motor Company (HDMC): Group that is accountable for the design, manufacturing, marketing and sales of Harley-Davidson motorcycles and related products
•Harley-Davidson Financial Services (HDFS): Group that provides motorcycle and related products financing and insurance products and services for our dealers and retail customers
•LiveWire: Group that is accountable for the design, marketing and sales of LiveWire electric motorcycles and related products, including STACYC electric balance bikes

Prior period segment results have been retrospectively adjusted based on the new segments. In addition, the consolidated results will continue to be reflected by:
•Harley-Davidson, Inc. (HDI): Corporate entity for the overall Company, under which HDMC, HDFS and LiveWire operate

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Cautionary Note Regarding Forward-Looking Statements

The company intends that certain matters discussed in this press release and our associated comments are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts,” “is on track,” “sees,” “feels,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company's ability to: (a) execute its business plans and strategies, including The Hardwire, each of the pillars, and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (b) manage supply chain and logistics issues, including quality issues, availability of semiconductor chip components and the ability to find alternative sources of those components in a timely manner, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (c) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (I) the ability of LiveWire to: (1) execute its plans to develop, produce, market and sell its electric vehicles; (2) achieve profitability, which is dependent on the successful development and commercial introduction and acceptance of its electric vehicles, and its services, which may not occur; (3) adequately control the costs of its operations as a new entrant into a new space; (4) develop, maintain and strengthen its brand; (5) execute its plans to develop, produce, market and sell its electric vehicles on expected timelines; and (6) effectively establish and maintain cooperation from its retail partners, largely drawn from the Company's traditional motorcycle dealer network, to be able to effectively establish or maintain relationships with customers for electric vehicles; (II) competition; and (III) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in “Risk Factors” under Item 1.A of LiveWire Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022; (d) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (e) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (f) successfully carry out its global manufacturing and assembly operations; (g) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (h) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (i)

manage ongoing risks related to the impact of the COVID-19 pandemic, such as supply chain disruptions, its ability to carry out business as usual, and government actions and restrictive measures implemented in response; (j) manage the regulatory compliance matter relating to a third-party supplier's component part in a manner that avoids additional costs or recall expenses that are material; (k) successfully appeal: (I) the revocation of the Binding Origin Information ("BOI") decisions that allowed the Company to supply its European Union ("EU") market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (II) the denial of the Company's application for temporary relief from the effect of the revocation of the BOI decisions; (l) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the Section 232 steel and aluminum tariffs and incremental tariffs on motorcycles imported into the EU from the U.S., between the U.S. and EU, which expires on December 31, 2023; (m) prevent, detect and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (n) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (o) successfully manage and reduce costs throughout the business; (p) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, particularly with the recent turmoil in the banking industry, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (q) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (r) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (s) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (t) successfully maintain a manner in which to sell motorcycles in China and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (u) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (v) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (w) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (x) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding data security; (y) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (z) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (aa) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (bb) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (cc) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations; (dd) manage its exposure to product liability claims and commercial or contractual disputes; (ee) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ff) achieve anticipated results with respect to the Company's pre-owned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; (gg) accurately predict the margins of its segments in light of, among other things, tariffs, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (hh) optimize capital allocation in light of the Company's capital allocation priorities; and (ii) manage through the effects increased environmental, safety, emissions or other regulations or other influences may have on the business and its operating results.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of the COVID-19 pandemic, or other factors.

In recent years, Harley-Davidson Financial Services (HDFS) experienced historically low levels of retail credit losses, but credit losses have been normalizing to higher levels in recent quarters. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation, and HDFS' efforts to adjust underwriting criteria based on market and economic conditions, as well as actions that the Company has taken and could take that impact motorcycle values.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to “Risk Factors” under Item 1.A of the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31, 2023	March 27, 2022
HDMC Revenue	$1,557,829	$1,292,770
Gross profit	557,026	407,582
Selling, administrative and engineering expense	221,290	188,776
Restructuring benefit	—	(128)
Operating income from HDMC	335,736	218,934

LiveWire revenue	7,762	10,401
Gross profit	1,264	53
Selling, administrative and engineering expense	25,811	16,112
Operating loss from LiveWire	(24,547)	(16,059)

HDFS revenue	223,095	192,015
HDFS expense	164,675	105,658
Operating income from HDFS	58,420	86,357

Operating income	369,609	289,232
Non-operating income, net	22,401	1,340
Income before income taxes	392,010	290,572
Income tax provision	90,181	68,070
Net income	$301,829	$222,502
Less: Loss attributable to noncontrolling interests	2,261	—
Net income attributable to Harley-Davidson, Inc.	$304,090	$222,502

Earnings per share:
Basic	$2.08	$1.46
Diluted	$2.04	$1.45

Weighted-average shares:
Basic	146,048	152,819
Diluted	148,931	153,924

Cash dividends per share:	$0.1650	$0.1575
The Company operates in three reportable segments: Harley-Davidson Motor Company (HDMC), LiveWire and Harley-Davidson Financial Services (HDFS). The Company changed its segments in the period ended December 31, 2022. The change has been retrospectively reflected in the Company's results.
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 31, 2023	December 31, 2022	March 27, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,561,200	$1,433,175	$1,393,731
Accounts receivable, net	333,533	252,225	254,286
Finance receivables, net	2,245,628	1,782,631	1,699,642
Inventories, net	830,521	950,960	714,259
Restricted cash	164,965	135,424	142,812
Other current assets	154,660	196,238	182,527
	5,290,507	4,750,653	4,387,257
Finance receivables, net	5,328,095	5,355,807	5,121,911
Other long-term assets	1,410,983	1,386,016	1,385,472
	$12,029,585	$11,492,476	$10,894,640
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,029,710	$998,947	$1,074,841
Short-term deposits, net	144,854	79,710	65,049
Short-term debt	501,243	770,468	816,016
Current portion of long-term debt, net	1,408,777	1,684,782	1,327,357
	3,084,584	3,533,907	3,283,263
Long-term debt, net	5,275,169	4,457,052	4,470,086
Other long-term liabilities	573,983	594,709	632,190

Shareholders’ equity	3,095,849	2,906,808	2,509,101
	$12,029,585	$11,492,476	$10,894,640

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2023	March 27, 2022
Net cash provided by operating activities	$46,677	$139,321

Cash flows from investing activities:
Capital expenditures	(45,114)	(27,999)
Finance receivables, net	(26,293)	(93,271)
Other investing activities	821	135
Net cash used by investing activities	(70,586)	(121,135)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	693,276	495,785
Repayments of medium-term notes	(350,000)	(550,000)
Proceeds from securitization debt	547,706	—
Repayments of securitization debt	(310,640)	(271,499)
Net (decrease) increase in unsecured commercial paper	(270,119)	64,521
Borrowings of asset-backed commercial paper	—	62,455
Repayments of asset-backed commercial paper	(62,634)	(56,634)
Net increase in deposits	51,822	57,660
Dividends paid	(24,123)	(24,056)
Repurchase of common stock	(96,767)	(261,737)
Other financing activities	69	—
Net cash provided (used) by financing activities	178,590	(483,505)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,820	(1,743)
Net increase (decrease) in cash, cash equivalents and restricted cash	$158,501	$(467,062)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,579,177	$2,025,219
Net increase (decrease) in cash, cash equivalents and restricted cash	158,501	(467,062)
Cash, cash equivalents and restricted cash, end of period	$1,737,678	$1,558,157

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,561,200	$1,393,731
Restricted cash	164,965	142,812
Restricted cash included in Other long-term assets	11,513	21,614
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,737,678	$1,558,157

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 31, 2023	March 27, 2022
HDMC REVENUE (in thousands)
Motorcycles	$1,302,378	$1,057,005
Parts & Accessories	167,671	165,320
Apparel	71,391	51,404
Licensing	6,210	6,497
Other	10,179	12,544
	$1,557,829	$1,292,770

HDMC U.S. MOTORCYCLE SHIPMENTS	42,588	35,819

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	32,219	26,012
Cruiser	21,258	15,563
Sportster® / Street	5,544	9,654
Lightweight	1,041	—
Adventure Touring	2,175	3,517
	62,237	54,746
(a)Includes CVOTM and Trike

LiveWire Motorcycle Shipment Data	63	97

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the first quarter of 2022 to the first quarter of 2023 were as follows (in millions):

Three months ended
2022 gross profit	$408
Volume	44
Price and sales incentives	104
Foreign currency exchange rates and hedging	(23)
Shipment mix	29
Raw material prices	7
Manufacturing and other costs	(12)
149
2023 gross profit	$557

HDFS Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended
	March 31, 2023	March 27, 2022
Balance, beginning of period	$358,711	$339,379
Provision for credit losses	52,364	28,822
Charge-offs, net of recoveries	(52,644)	(27,728)
Balances, end of period	$358,431	$340,473

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended
	March 31, 2023	March 27, 2022
United States	24,277	29,344
Canada	1,744	1,869
Total North America	26,021	31,213
EMEA	5,917	6,290
Asia Pacific	6,881	6,699
Latin America	606	809
Total worldwide retail sales	39,425	45,011
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.